Exhibit 4.1

NUMBER SHARES
INCORPORATED UNDER THE LAWS OF DELAWARE
WINGSTOP INC.
COMMON STOCK, $0.01 PAR VALUE PER SHARE
See Reverse for
Certain Definitions
This is to Certify that SPECIMEN is the owner of fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.
Witness, the seal of the Corporation and the Signatures of its duly authorized officers.
Dated
CORPKIT, NEW YORK